Exhibit 99.1

For Immediate Release

Contacts:
Corporate Communications & Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON ANNOUNCES CHAIRMANSHIP TRANSITION

—President and CEO Howard Pien to Succeed
Chairman Seán Lance in May 2004—

EMERYVILLE, CA, September 15, 2003 — Chiron Corporation (NASDAQ: CHIR) today announced that chairman Seán P. Lance, 56, intends to retire from active service with Chiron and its board of directors as of the annual meeting of shareholders in May 2004.  The board of directors has determined that it will elect Chiron president and CEO Howard H. Pien, 45, as chairman at the same meeting.

“Chiron is deeply indebted to Seán for his outstanding leadership during a crucial stage of the company’s maturation,” said Mr. Pien.  “His work enabled many flourishing opportunities for Chiron, which have directly fueled our success and consistent financial results.  I am proud to build upon his impressive track record and our founders’ legacies as Chiron continues to expand its global impact on human health.”

Mr. Pien, who was previously president of GlaxoSmithKline’s Pharmaceuticals International, succeeded Mr. Lance as Chiron’s president and CEO in April.  Prior to that transition, Mr. Lance had served as Chiron’s president, CEO and chairman of the board, having assumed the chairmanship from Chiron co-founder William J. Rutter, Ph.D., in May 1999 and the presidency and chief executive officer role from Chiron co-founder Edward E. Penhoet, Ph.D., in May 1998.  Mr. Lance joined Chiron from Glaxo Wellcome plc, where he was chief operating officer.

“The board of directors has been impressed by Seán and Howard’s collaborative efforts as they have transitioned roles, and we are confident in the course upon which Howard’s chairmanship will take Chiron,” said Lewis W. Coleman, Chiron board of directors’ presiding independent director and president of the Gordon and Betty Moore Foundation.  “We look forward to working with Howard to continue Chiron’s tradition of pioneering science and industry leadership.”

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people’s lives.  The company has a strategic focus on cancer and infectious disease.  Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines.  The company commercializes its products through three business units: BioPharmaceuticals, Vaccines and Blood Testing.  For more information about Chiron, visit the company’s website at www.chiron.com.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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